As filed with the Securities and Exchange Commission on March 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUCREDIT CORPORATION

(Exact name of registrant as specified in its charter)

6141

(Primary Standard Industrial Classification Code Number)

GEORGIA	58-2336689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346

(770) 206-6200

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Paul Whitehead, III

Chief Financial Officer

245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346

(770) 206-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E. - Suite 5200

Atlanta, Georgia 30308-2216

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
5.875% Convertible Senior Notes due 2035	$300,000,000	(1)(2)	100	%(3)	$300,000,000	(3)	$32,100
Common Stock	5,677,950	(4)	—		—		—	(5)

(1)	Represents the aggregate principal amount of 5.875% Convertible Senior Notes due 2035 that we sold in a private placement on November 23, 2005.
(2)	Exclusive of accrued interest and distributions, if any.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act.
(4)	Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby assuming a price per share of our common stock of $105.68 (twice the effective conversion price) or less. Pursuant to Rule 416 under the Securities Act, such number of shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock dividend, stock split, recapitalization or similar event.
(5)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS

$300,000,000

CompuCredit Corporation

5.875% Convertible Senior Notes due 2035

and Shares of Common Stock Issuable Upon

Conversion of the Notes

We issued $300 million aggregate principal amount of our 5.875% Convertible Senior Notes due 2035 in a private placement in November 2005. The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any amendment to this prospectus. The notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations, including our 3.625% Convertible Senior Notes due 2025, and senior in right of payment to all of our future subordinated indebtedness. The notes are effectively subordinated to any of our existing and future secured obligations, to the extent of the value of the assets securing such obligations, and to the indebtedness and other liabilities of our subsidiaries.

The notes bear interest at a rate of 5.875% per annum. Interest on the notes is payable on January 30 and July 30 of each year, beginning on January 30, 2006. In addition, we will pay contingent interest during any six-month period from January 30 to and including July 29 and from July 30 to and including January 29, commencing with the six-month period beginning January 30, 2009, if the average trading price of the notes during the five trading days preceding the third trading day before the first day of the applicable six-month period equals at least 140% of the principal amount of the notes. The contingent interest payable per note within any applicable period will equal an annual rate of 0.40% of the average trading price of a note during the measuring period.

The notes will mature on November 30, 2035, unless earlier converted, redeemed or repurchased by us. We may, at our option, redeem some or all of the notes for cash, at any time on or after February 4, 2009, if the sale price of our common stock has exceeded 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to providing notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date. Subject to certain conditions, you may require us to repurchase in cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the fundamental change repurchase date, at any time prior to the notes maturity following a “fundamental change,” as defined in this prospectus.

Holders may convert their notes into cash and shares of our common stock, if any, at a conversion rate of 18.9265 shares per $1,000 principal amount of the notes, subject to adjustment upon certain events, under the following circumstances: (1) during specified periods, if the price of our common stock reaches specified thresholds described in this prospectus; (2) if we call the notes for redemption; (3) upon the occurrence of certain corporate transactions; or (4) on or after November 1, 2035. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation, plus cash or shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation. If certain corporate transactions occur on or prior to November 30, 2015, we will increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may under certain circumstances elect to adjust the conversion rate and related conversion obligations so that the notes will be convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “CCRT.” The last reported sale price of our common stock on the NASDAQ Global Market on March 8, 2006 was $37.32 per share. The securities offered by this prospectus may be offered by the selling securityholders in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of the sale.

The notes sold using this prospectus will no longer be eligible for trading on PORTAL. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

Under the indenture governing the notes, we and each holder agree to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. See “Certain U.S. Federal Income Tax Considerations.”

The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “ Risk Factors” beginning on page 5 of this prospectus. Any representation to the contrary is a criminal offense.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC’s web site at www.sec.gov. Our common stock is quoted on the NASDAQ Global Market under the symbol “CCRT.”

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference (i) our Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 2, 2006, (ii) our Current Reports on Form 8-K that were filed with the SEC on January 17, 2006 and February 22, 2006 and (iii) the description of our common stock included in our Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on April 12, 1999, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all of the notes to which this prospectus relates are sold or the offering is otherwise terminated.

The information incorporated by reference in this prospectus is an important part of this prospectus. Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of the filings which we incorporate by reference, at no cost, by writing or telephoning us as follows: CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, Attention: Investor Relations, (770) 206-6200. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors included under the heading “Risk Factors” in this prospectus and the risk factors incorporated in this prospectus by reference. This prospectus (including the information incorporated by reference in this prospectus) includes forward-looking statements. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. These factors include, among others, those set forth below in “Risk Factors,” and in the other documents that we file with the SEC. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

SUMMARY

The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information contained and incorporated by reference in this prospectus, including the information set forth under “Risk Factors,” as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference into this prospectus, before making an investment decision.

Unless otherwise mentioned or the context requires otherwise, all references in this prospectus to “CompuCredit,” “we,” “us,” “our,” “ours” or similar references mean CompuCredit Corporation and its subsidiaries and predecessors.

CompuCredit Corporation

We are a provider of various credit and related financial services and products to or associated with the underserved, or sub-prime, consumer credit market, as well as to “un-banked” consumers. Historically, we have served this market through our marketing and solicitation of credit card accounts and our servicing of various credit card receivables underlying both our originated accounts and our portfolio acquisitions. We operate primarily within one industry consisting of five reportable segments by which we manage our business. Our five reportable segments are: Credit Cards; Investments in Previously Charged-Off Receivables; Retail Micro-Loans; Auto Finance; and Other.

Our principal executive offices are located at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, and our telephone number is (770) 206-6200. Our Internet address is www.compucredit.com.

The Offering

We issued and sold a total of $300,000,000 aggregate principal amount of the notes on November 23, 2005 in a private placement to Bear, Stearns & Co. Inc. (which we refer to as the initial purchaser in this prospectus). The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	CompuCredit Corporation, a Georgia corporation.

Selling Securityholders	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any amendment to this prospectus. See “Selling Securityholders.”

Notes Offered	$300,000,000 aggregate principal amount of 5.875% Convertible Senior Notes due 2035.

Maturity	The notes mature on November 30, 2035, unless earlier converted, redeemed or repurchased.

Ranking	The notes are CompuCredit Corporation’s senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, including our 3.625% Convertible Senior Notes due 2025, and senior in right of payment to all of our future subordinated indebtedness. The notes are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including our subsidiaries’ indebtedness to trade creditors. Neither we nor our subsidiaries are restricted under the indenture governing the notes from incurring additional secured indebtedness or other additional indebtedness.

Interest	The notes bear interest at a rate of 5.875% per year. Interest is paid on the notes semi-annually in arrears on January 30 and July 30 of each year.

Contingent Interest	We will pay contingent interest to the holders of notes during any six-month period from January 30 to and including July 29 and from July 30 to and including January 29, commencing with the six-month period beginning January 30, 2009, if the average trading price of a note for the five trading days ending on the third trading day immediately preceding the relevant contingent interest period equals 140% or more of the principal amount of the notes. The amount of contingent interest payable per note in respect of any contingent interest period will equal 0.40% per year of the average trading price of a note for the five trading-day period referred to above. Such payments will be paid on the interest payment date immediately following the last day of the relevant contingent interest period.

Conversion Rights

You may convert the notes into cash and shares of our common stock, if any, at a conversion rate of 18.9265 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $52.84 per share), subject to adjustment, prior to the close of business on the business day immediately preceding stated maturity only under the following circumstances:

•      during any fiscal quarter commencing after December 31, 2005, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•      if we have called the notes for redemption and the redemption has not yet occurred;

•      upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions;” or

•      on or after November 1, 2035.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note except in limited circumstances. Instead, interest, including contingent interest and liquidated damages, if any, will be deemed paid by cash and common stock, if any, delivered to you upon conversion. Once we have called the notes for redemption, you may surrender your notes for conversion prior to the close of business on the business day immediately preceding the redemption date.

Upon a surrender of your notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver cash or shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation as described under “Description of Notes— Conversion Rights—Payment Upon Conversion.”

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to November 30, 2015, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of Notes—
Conversion Rights—Adjustments for Conversion Upon Certain Corporate Transactions” or, in
lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

Optional Redemption by Us	We may redeem the notes in whole or in part for cash, upon not less than 30 days nor more than 60 days notice before the redemption date, at any time on or after February 4, 2009, if the sale price of our common stock has exceeded 140% of the applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to providing notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date. See “Description of Notes—Optional Redemption by CompuCredit.”

No Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

United Stated Federal Income Tax Considerations	We and each holder of the notes agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments. Under such regulations, even if we do not pay any contingent interest on the notes, a U.S. holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) of a note will be required to include interest in its gross income for U.S. federal income tax purposes at a rate of 9.24%, compounded semi-annually, regardless of whether such owner uses the cash or accrual method of tax accounting. Accordingly, each U.S. holder will recognize taxable income significantly in excess of cash received on the notes while they are outstanding. In addition, any gain recognized by a holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. A holder of notes may in certain circumstances be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of our common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders, this deemed distribution (as well as any actual dividends paid on our common stock subsequent to the holder’s conversion of its notes) may be subject to U.S. federal income tax withholding. Prospective holders are urged to consult their tax advisors as to the U.S. federal, state, local or other tax considerations of acquiring, owning and disposing of the notes and common stock into which the notes are convertible. See “Certain U.S. Federal Income Tax Considerations.”

Trading	The notes will not be listed on any national securities exchange or included in any automated quotation system. However, the notes issued in the private placements are eligible for trading in the Private Offerings, Resale and

Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Trading Symbol for our Common Stock	Our common stock is quoted on the NASDAQ Global Market under the symbol “CCRT.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in the notes.

RISK FACTORS

An investment in the notes offered by this prospectus involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus, before deciding to invest in the notes. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of the notes or the common stock issuable upon conversion of the notes could decline and you may lose all or part of your investment.

Our Cash Flows Are Dependent Upon the Cash Flows Received on the Receivables Underlying Our Securitizations and From Our Other Credit Products.

The collectibility of the receivables underlying our securitizations and those that we hold and do not securitize is a function of many factors including the criteria used to select who is issued credit, the pricing of the credit products, the lengths of the relationships, general economic conditions, the rate at which customers repay their accounts or become delinquent and the rate at which cardholders use their cards. To the extent we have over estimated collectibility, in all likelihood we have over estimated our financial performance. Some of these concerns are discussed more fully below.

We may not successfully evaluate the creditworthiness of our customers and may not price our credit products so as to remain profitable.

The creditworthiness of our target market generally is considered “sub-prime” based on guidance issued by the agencies that regulate the banking industry. Thus, our customers generally have a higher frequency of delinquencies, higher risk of nonpayment and, ultimately, higher credit losses than consumers who are served by more traditional providers of consumer credit. Some of the consumers included in our target market are consumers who are dependent upon finance companies, consumers with only retail store credit cards and/or lacking general purpose credit cards, consumers who are establishing or expanding their credit and consumers who may have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in our view, demonstrated recovery. We price our credit products taking into account the perceived risk level of our target customers. If our estimates are incorrect, customer default rates will be higher, we will receive less cash from our securitizations and other credit products, which will result in a decrease in the value of our retained interests (which are based on expected future cash flows) and our loans receivable, and we will experience reduced levels of net income.

An economic slowdown could increase credit losses and/or decrease our growth.

Because our business is directly related to consumer spending, any period of economic slowdown or recession could make it more difficult for us to add or retain accounts or account balances. In addition, during periods of economic slowdown or recession, we expect to experience an increase in rates of delinquencies and frequency and severity of credit losses. Our actual rates of delinquencies and frequency and severity of credit losses may be higher under adverse economic conditions than those experienced in the consumer finance industry generally because of our focus on the sub-prime market. Changes in credit use, payment patterns and the rate of defaults by account holders may result from a variety of unpredictable social, economic and geographic factors. Social factors include, among other things, changes in consumer confidence levels, the public’s perception of the use of credit and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include, among other things, the rates of inflation, the unemployment rates and the relative interest rates offered for various types of loans. Moreover, adverse changes in economic conditions in states where account holders are located, including as a result of severe weather, could have a direct impact on the timing and amount of payments on our credit card accounts.

Because a significant portion of our reported income is based on management’s estimates of the future performance of securitized receivables, differences between actual and expected performance of the receivables may cause fluctuations in net income.

Income from the sale of credit card receivables and other credit products in securitization transactions and income from retained interests in receivables securitized have constituted, and are likely to continue to constitute, a significant portion of our income. Portions of this income are based on management’s estimates of cash flows we expect to receive from the interests that we retain when we securitize receivables. Differences between actual and expected performance of the receivables will occur and may cause fluctuations in our net income. The expected cash flows are based on management’s estimates of interest rates, default rates, payment rates, new purchases, costs of funds paid to investors in the securitizations, servicing costs, discount rates and required amortization payments. These estimates are based on a variety of factors, many of which are not within our control. As a result, these estimates will differ from actual performance.

Increases in expected losses and delinquencies may prevent us from continuing to securitize receivables in the future on similar terms.

Greater than expected delinquencies and losses also could impact our ability to complete other securitization transactions on acceptable terms or at all, thereby decreasing our liquidity and forcing us to either decrease or stop our growth or rely on alternative, and potentially more expensive, funding sources if even available.

Increased utilization of existing credit lines by cardholders would require us to establish additional securitization facilities or curtail credit lines.

Our existing commitments to extend credit to cardholders exceeded our available securitization facilities at December 31, 2005. If all of our cardholders were to use their entire lines of credit at the same time, we would not have sufficient capacity to fund card use. However, in that event, we could either reduce our cardholders’ available credit lines or establish additional securitization facilities. This would subject us to several of the other risks that we have described in this section.

Increases beyond expected losses and delinquencies may cause us to incur losses on our retained interests.

If the actual amounts of delinquencies and losses that occur in our securitized receivables are greater than our expectations, the value of our retained interests in the securitization transactions will decrease. Since we derive a portion of our income from these retained interests, higher than expected rates of delinquency and loss could cause our net income to be lower than expected. In addition, under the terms of our securitizations agreements, levels of loss and delinquency could result in us being required to repay our securitization investors earlier than expected, reducing funds available to us for future growth.

Our portfolio of receivables is not diversified and originates from customers whose creditworthiness is considered sub-prime.

We obtain the receivables that we securitize in one of two ways—we either originate receivables or purchase receivables from other credit card issuers. In either case, substantially all of our securitized receivables originate from sub-prime borrowers. Our reliance on sub-prime receivables has in the past (and may in the future) negatively impacted our performance. For example, in the fourth quarter of 2001, we suffered a substantial loss after we increased our discount rate to reflect the higher rate of return required by investors in sub-prime markets. Because our receivables portfolios are all of substantially the same character (i.e., sub-prime), the increased discount rate resulted in a decrease in the value of our retained interests in our securitized receivables portfolios. These losses might have been mitigated had our portfolios consisted of higher-grade receivables in addition to our sub-prime receivables. Because our portfolios are undiversified, negative market forces have the potential to cause a widespread adverse impact. We have no immediate plans to issue or acquire significant receivables of a higher quality.

Seasonal consumer spending may result in fluctuations in our net income.

Our quarterly income may substantially fluctuate as a result of seasonal consumer spending. In particular, our customers may charge more and carry higher balances during the year-end holiday season and during the late summer vacation and back-to-school period, resulting in corresponding increases in the receivables we manage and subsequently securitize during those periods.

Increases in interest rates will increase our cost of funds and may reduce the payment performance of our customers.

Increases in interest rates will increase our cost of funds, which could significantly affect our results of operations and financial condition. Our credit card accounts have variable interest rates. Significant increases in these variable interest rates may reduce the payment performance of our customers.

Due to the lack of historical experience with Internet customers, we may not be able to successfully target these customers or evaluate their creditworthiness.

There is less historical experience with respect to the credit risk and performance of customers acquired over the Internet. As part of our growth strategy, we are expanding our origination of accounts over the Internet; however, we may not be able to successfully target and evaluate the creditworthiness of these potential customers. Therefore, we may encounter difficulties managing the expected delinquencies and losses and appropriately pricing our products.

We Are Substantially Dependent Upon Securitizations and Other Borrowed Funds in Order to Fund the Receivables That We Originate or Purchase.

All of our securitization facilities are of finite duration (and ultimately will need to be extended or replaced) and contain conditions that must be fulfilled in order for funding to be available. Although our primary credit card receivables facility with Merrill Lynch alleviates for the foreseeable future our principal exposure to advance rate fluctuations, in the event that future advance rates (i.e., the percentage on a dollar of receivables that lenders will lend us) for securitizations are reduced, investors in securitizations require a greater rate of return, we fail to meet the requirements for continued funding or securitizations otherwise become unavailable to us, we may not be able to maintain or grow our base of receivables or it may be more expensive for us to do so. In addition, because of advance rate limitations, we retain subordinate interests in our securitizations, the “retained interests,” that must be funded through profitable operations, equity raised from third parties or funds borrowed elsewhere. The cost and availability of equity and borrowed funds is dependent upon our financial performance, the performance of our industry generally and general economic and market conditions, and has at times been both expensive and difficult to obtain. Some of these concerns are discussed more fully below.

Our growth is dependent on our ability to add new securitization facilities.

We finance most of our receivables through securitizations. To the extent we grow our receivables significantly, our cash requirements are likely to exceed the amount of cash we generate from operations, thus requiring us to add new securitization facilities. Our historic and projected performance impact whether, on what terms and at what cost we can sell interests in our securitizations. If additional securitization facilities are not available on terms we consider acceptable, or if existing securitization facilities are not renewed on terms as favorable as we have now or are not renewed at all, we may not be able to grow.

As our securitization facilities mature, they will be required to accumulate cash that therefore will not be available for operations.

Repayment for our securitization facilities begins as early as one year prior to their maturity dates. Once repayment begins and until the facility is paid, payments from customers on receivables are accumulated to repay the investors and are no longer reinvested in new receivables. When a securitization facility matures, the underlying trust continues to own the receivables and effectively the maturing facility maintains its priority in its right to payments following collections on the underlying receivables until it is repaid in full. As a result, new purchases need to be funded using debt, equity or a replacement facility subordinate to the maturing facility’s interest in the underlying receivables. Although this subordination historically has not made it more difficult to obtain replacement facilities, it may do so in the future. If our securitization facilities begin to accumulate cash and we also are unable to obtain additional sources of liquidity, such as debt, equity or new securitization facilities that are structurally subordinate to the facilities accumulating cash, we may be forced to prohibit new purchases in some or all of our accounts in order to significantly reduce our need for any additional cash.

The documents under which the securitization facilities are established provide that, upon the occurrence of certain adverse events known as early redemption events, the timing of payments to the investors could be accelerated. Early redemption events include portfolio performance triggers, the termination of the affinity agreement with Columbus Bank and Trust Company, which we refer to in this prospectus as CB&T, breach of certain representations, warranties and covenants, insolvency or receivership, servicer defaults, and may include the occurrence of an early redemption event with respect to another securitization transaction. In the Merrill Lynch facility, an early redemption event also may be triggered based on a total consolidated equity test or a change of control in CompuCredit. If an early redemption event occurs, principal payments would be made to investors to reduce their interests in our securitizations. As investors’ interests in our securitizations decrease, our liquidity would be negatively impacted and our financial results may suffer. We would need to obtain alternative sources of funding, and there is no certainty that we would be able to do so.

We may be unable to obtain capital from third parties needed to fund our existing securitizations or may be forced to rely on more expensive funding sources.

We need equity or debt capital to fund our retained interests in our securitizations. Investors should be aware of our dependence on third parties for funding and our exposure to increases in costs for that funding. External factors, including the general economy, impact our ability to obtain funds. For instance, in late 2001, we needed additional liquidity to fund our operations and the growth in our retained interests, and we had a difficult time obtaining the needed cash. If in the future we need to raise cash by issuing additional debt or equity or by selling a portion of our retained interests, there is no certainty that we will be able to do so or that we will be able to do so on favorable terms. Our ability to raise cash will depend on factors such as our performance and creditworthiness, the performance of our industry, the performance of issuers of other non-credit card-based asset backed securities and the general economy.

The timing and volume of securitizations may cause fluctuations in quarterly income.

Fluctuations in the timing or the volume of receivables securitized will cause fluctuations in our quarterly income. Factors that affect the timing or volume of our securitizations include the growth in our receivables, market conditions and the approval by all parties of the terms of the securitization.

The performance of our competitors may impact the costs of our securitization.

Investors in our securitizations compare us to other sub-prime credit card issuers and, to some degree, our performance is tied to many of the factors that impact their performance. Generally speaking, our securitizations investors also invest in our competitors’ securitizations. These investors broadly invest in receivables, and when they evaluate their investments, they typically do so on the basis of overall industry performance. Thus, when our competitors perform poorly, we typically experience negative investor sentiment, and the investors in our securitizations require greater returns, particularly with respect to subordinated interests. In the fourth quarter of 2001, for instance, investors demanded unprecedented returns. In the event that investors require higher returns and we sell our retained interests at that time, the total return to the buyer may be greater than the discount rate we are using to value the retained interests in our financial statements. This would result in a loss for us at the time of the sale as the total proceeds from the sale would be less than the carrying amount of the retained interests in our financial statements. We also might increase the discount rate used to value all of our other retained interests, which also would result in further losses. Conversely, if we sold our retained interests for a total return to the investor that was less than our current discount rate, we would record income from the sale, and we would potentially decrease the rate used to value all of our other retained interests, which would result in additional income.

We may be required to pay to investors in our securitizations an amount equal to the amount of securitized receivables if representations and warranties made to us by sellers of the receivables are inaccurate.

The representations and warranties made to us by sellers of receivables we purchased may be inaccurate. We rely on these representations and warranties when we securitize these purchased receivables. In securitization transactions, we make representations and warranties to investors and, generally speaking, if there is a breach of our representations and warranties, then under the terms of the applicable investment agreement we could be required to pay the investors the amount of the non-compliant receivables. Thus, our reliance on a representation or warranty of a receivables seller, which proves to be false and causes a breach of one of our representations or warranties, could subject us to a potentially costly liability.

Our Financial Performance Is, in Part, a Function of the Aggregate Amount of Receivables That Are Outstanding.

The aggregate amount of outstanding receivables is a function of many factors including purchase rates, payment rates, interest rates, seasonality, general economic conditions, competition from other credit card issuers and other sources of consumer financing, access to funding as noted above and the success of our marketing efforts. To the extent that we have over estimated the size or growth of our receivables, in all likelihood we have over estimated our future financial performance.

Intense competition for customers may cause us to lose receivables to competitors.

We may lose receivables to competitors that offer lower interest rates and fees or other more attractive terms or features. We believe that customers choose credit card issuers and other lenders largely on the basis of interest rates, fees, credit limits and other product features. For this reason, customer loyalty is often limited. Our future growth depends largely upon the success of our marketing programs and strategies. Our credit card business competes with national, regional and local bank card issuers and with other general purpose credit card issuers, including American Express®, Discover® and issuers of Visa® and MasterCard® credit cards. Our other businesses have substantial competitors as well. Some of these competitors already may use or may begin using many of the programs and strategies that we have used to attract new accounts. In addition, many of our competitors are substantially larger than we are and have greater financial resources. Further, the Gramm-Leach-Bliley Act of 1999, which permits the affiliation of commercial banks, insurance companies and securities firms, may increase the level of competition in the financial services market, including the credit card business.

We may be unable to sustain and manage our growth.

We may experience fluctuations in net income or sustain net losses if we are not able to sustain or effectively manage our growth. Growth is a product of a combination of factors, many of which are not in our control. Factors include:

•	growth in both existing and new receivables;

•	the degree to which we lose receivables to competitors;

•	levels of delinquencies and charge offs;

•	the availability of funding, including securitizations, on favorable terms;

•	our ability to sell retained interests on favorable terms;

•	our ability to attract new customers through originations or portfolio purchases;

•	the level of costs of soliciting new customers;

•	the level of response to our solicitations;

•	our ability to employ and train new personnel;

•	our ability to maintain adequate management systems, collection procedures, internal controls and automated systems; and

•	general economic and other factors beyond our control.

Our decisions regarding marketing can have a significant impact on our growth.

We can increase or decrease the size of our outstanding receivables balances by increasing or decreasing our marketing efforts. Marketing is expensive, and during periods when we have less liquidity than we like or when prospects for continued liquidity in the future do not look promising, we may decide to limit our marketing and thereby our growth. We decreased our marketing during 2003, although we increased our marketing in 2004 and 2005 because of our improved access to capital attributable to our Merrill Lynch securitization facility.

Our operating expenses and our ability to effectively service our accounts are dependent on our ability to estimate the future size and general growth rate of the portfolio.

One of our servicing agreements causes us to make additional payments if we overestimate the size or growth of our business. These additional payments compensate the servicer for increased staffing expenses it incurs in anticipation of our growth. If we grow more slowly than anticipated, we still may have higher servicing expenses than we actually need, thus reducing our net income.

We Operate in a Heavily Regulated Industry.

Changes in bankruptcy, privacy or other consumer protection laws, or to the prevailing interpretation thereof, may expose us to litigation, adversely affect our ability to collect account balances in connection with our traditional credit card business, our debt collection subsidiary’s charged-off receivables operations, auto finance and micro-loan activities, or otherwise adversely affect our operations. Similarly, regulatory changes could adversely affect our ability or willingness to market credit cards and other products and services to our customers. The accounting rules that govern our business are exceedingly complex, difficult to apply and in a state of flux. As a result, how we value our receivables and otherwise account for our business (including whether we consolidate our securitizations) is subject to change depending upon the interpretation of, and changes in, those rules. Some of these issues are discussed more fully below.

Enforcement actions or inquiries by regulatory authorities under consumer protection laws and regulations may result in changes to our business practices, may make collection of account balances more difficult or may expose us to the risk of fines and litigation.

Our operations and the operations of CB&T and the other issuing banks through which we originate certain receivables are subject to the jurisdiction of federal, state and local government authorities, including the SEC, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, state regulators having jurisdiction over financial institutions and debt origination and debt collection and state attorneys general. Our business practices, including our marketing, servicing and collection practices and in some cases the terms of our products, are subject to review by these regulatory and enforcement authorities. Because of the consumer-oriented nature of our business, from time to time we receive inquiries and requests for information from these regulatory and enforcement authorities that can range from the investigations of specific consumer complaints or concerns to broader inquiries into our practices generally. Recently, we received and responded to inquiries relating to our use of marketing and other materials in our solicitation of consumers and our servicing and collection practices. The investigating authority has taken the position that certain specific practices are not in compliance with its interpretation of applicable law and has suggested that we take various remedial actions as a result. We believe that our compliance with the suggested remedial actions will not result in a material adverse change in our financial condition, results of operations or business. However, if any additional deficiencies or violations of law or regulations with respect to our practices or marketing or other materials are identified by us or any regulatory or enforcement agency as a result of this particular inquiry, or any other communications or inquiries, there can be no assurance that the correction of such deficiencies or violations would not have a material adverse effect on our financial condition, results of operations or business. In addition, notwithstanding our policy of full cooperation, a regulatory or enforcement authority could require us to change our practices in specific ways or take remedial action with respect to affected customers, or it could take other action against us, such as the imposition of a fine or penalty. Furthermore, negative publicity relating to the announcement of any specific inquiry or investigation could hurt our ability to conduct business with various industry participants or attract new accounts and could negatively affect our stock price, which would adversely affect our ability to raise additional capital or raise our costs of doing business. The imposition of significant fines or burdensome remedial actions, or the negative consequences of any significant or high profile regulatory or enforcement actions could adversely affect our financial condition, results of operations or business.

In addition, whether or not we modify our practices when a regulatory or enforcement authority requests or requires that we do so, there is a risk that we or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws. Any failure to comply with legal requirements by us or any other issuer of credit products, including CB&T, or by us or our agents as the servicer of our accounts, could significantly impair our ability to collect the full amount of the account balances. The institution of any litigation of this nature, or any judgment against us or any other industry participant in any litigation of this nature, could adversely affect our business and financial condition in a variety of ways.

Required changes in minimum payment levels could impact our business adversely.

Recently, regulators of credit card issuers have requested or required that the issuers increase their minimum monthly payment requirements to prevent so-called “negative amortization.” To date, none of our issuing banks has required that we change our minimum payment practices, although it is possible that they will. We have not made any assessment of the impact of a change in our minimum payment practices on our business, although a change in response to the requirements of our issuing banks could adversely impact our delinquency and charge off statistics and the amounts ultimately collected from cardholders.

Adverse regulatory action with respect to issuing banks would adversely impact our business.

It is possible that a regulatory position or action taken with respect to CB&T, or another issuing bank through which we originate receiavables or for whom we service receivables, might result in CB&T’s, or the other bank’s, inability or unwillingness to originate receivables on our behalf or in partnership with us. For instance, in February 2006 the FDIC effectively asked insured financial institutions not to issue cash advance and installment micro loans through third-party servicers. Immediately after this request the issuing bank for which we provide services in four states stopped making new loans. In the future, the FDIC or other regulators may find other aspects of the products that we originate or service objectionable, including, for instance, the terms of the credit offerings (particularly for our high fee products) or the manner in which we market them. We are entirely dependent on our issuing relationships with these institutions, and their regulators could at any time limit their ability to issue some or all products on our behalf, or that we service on their behalf, or to modify those products significantly. Any significant interruption of those relationships would result in our being unable to originate new receivables, which would have a materially adverse impact on our business.

Changes to consumer protection laws or changes in their interpretation may impede collection efforts or otherwise adversely impact our business practices.

Federal and state consumer protection laws regulate the creation and enforcement of consumer credit card receivables and other loans. As an originator and servicer of sub-prime receivables, we typically charge higher interest rates and fees than lenders serving consumers with higher credit scores. Sub-prime lenders are commonly the target of legislation (and revised legislative interpretations) intended to prohibit or curtail these and other industry-standard practices as well as non-standard practices. Among others, changes in the consumer protection laws could result in the following:

•	receivables not originated in compliance with law (or revised interpretations) could become unenforceable and uncollectible under their terms against the obligors;

•	we may be required to refund previously collected amounts;

•	certain of our collection methods could be prohibited, forcing us to revise our practices or adopt more costly or less effective practices;

•	federal and state laws may limit our ability to recover on charged-off receivables regardless of any act or omission on our part;

•	reductions in statutory limits for fees and finance charges could cause us to reduce our fees and charges;

•	some of our products and services could be banned in certain states or at the federal level; for example, in 2004 the State of Georgia made certain micro-loan practices illegal and regulatory action and litigation has been brought in North Carolina alleging that certain micro-loan practices are prohibited in that state; and

•	federal or state bankruptcy or debtor relief laws could offer additional protections to customers seeking bankruptcy protection, providing a court greater leeway to reduce or discharge amounts owed to us.

Accordingly, our business is always subject to changes in the regulatory environment. Changes or additions to the consumer protection laws and related regulations, or to the prevailing interpretations thereof, could invalidate or call into question a number of our existing products, services and business practices, including our credit card origination, charged-off receivable collection, auto finance and micro-loan activities. Any material regulatory developments could adversely impact our results from operations.

Changes in law may increase our credit losses and administrative expenses, restrict the amount of interest and other charges imposed on the credit card accounts or limit our ability to make changes to existing accounts.

Numerous legislative and regulatory proposals are advanced each year that, if adopted, could harm our profitability or limit the manner in which we conduct our activities. Changes in federal and state bankruptcy and debtor relief laws may increase our credit losses and administrative expenses. More restrictive laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive, further restrict the amount of interest and other charges we can impose on the credit products we originate or market, target sub-prime lenders, limit our ability to make changes to the terms of existing accounts or otherwise significantly harm our business.

Recent changes in bankruptcy laws may have an adverse impact on our performance.

Effective October 17, 2005, the federal bankruptcy code was amended in several respects. One of the changes made it substantially more difficult for individuals to obtain a complete release from their debts through a bankruptcy filing. As a result, immediately prior to the effective date of the amendments there was a substantial increase in bankruptcy filings by individuals. We are not yet able to fully assess the impact of this increase. Much of the impact appears to have been simply to accelerate the bankruptcy filings by individuals who otherwise would have filed in due course. Also, the individuals who filed in many cases already were delinquent in payments, whether to us or to others, and their receivables already may have been considered uncollectible. We do not expect the amendments to have a material long-term impact on our business.

The Retail Micro-Loans segment of our business operates in an increasingly hostile regulatory environment.

Most states have specific laws regulating micro-loan activities and practices (one form of these activities is sometimes referred to as “payday” lending). Moreover, during the last few years, legislation has been adopted in some states that prohibits or severely restricts micro-loan cash advance services. For example, in May 2004, a new law became effective in Georgia that effectively prohibits certain micro-loan practices in the state. Several other state legislatures have introduced bills to restrict or prohibit “cash advance” micro-loans. In addition, Mississippi and Arizona have sunset provisions in their laws permitting micro-loans that require renewal of the laws by the state legislatures at periodic intervals. Although states provide the primary regulatory framework under which we conduct our micro-loan services, certain federal laws also impact our business. In March 2005 the FDIC issued guidance limiting the frequency of borrower usage of cash advance micro-loans offered by FDIC supervised institutions and the period a customer may have cash advance micro-loans outstanding from any lender to three months during the previous 12-month period; subsequently, we have only recently learned that, during February 2006, the FDIC asked FDIC-insured financial institutions to cease cash advance and installment micro-loan activities conducted through a processing and servicing agent such as us. We are evaluating the impact of this regulatory development on our business, and it could have a material adverse effect on our business, results of operations and financial condition. Moreover, future laws or regulations (at the state, federal or local level) prohibiting micro-loan services or making them unprofitable could be passed at any time or existing micro-loan laws could expire or be amended, any of which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, state attorneys general, banking regulators, and others continue to scrutinize the micro-loan industry and may take actions that could require us to cease or suspend operations in their respective states. For example, a group of plaintiffs has brought a series of putative class action lawsuits in North Carolina claiming, among other things, that the cash advance micro-loan activities of the defendants violate numerous North Carolina consumer protection laws. The lawsuits seek various remedies including treble damages. One of these lawsuits is pending against CompuCredit and five of our subsidiaries. If these cases are determined adversely to us, there could be significant consequences to us, including the inability to continue cash advance micro-loan servicing activities in North Carolina, the inability to collect loans outstanding in North Carolina, a potential impairment in the value of the goodwill attendant to the micro-loan business, and the payment of monetary damages. We also might secede voluntarily (or with the encouragement of a regulator) to withdraw from a particular state which could have a similar effect.

Negative publicity may impair acceptance of our products.

Critics of sub-prime credit and micro-loan providers have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Consumer groups, Internet chat sites and media reports frequently characterize sub-prime lenders as predatory or abusive toward consumers and may misinform consumers regarding their rights. If these negative characterizations and misinformation become widely accepted by consumers, demand for our products and services could be adversely impacted. Increased criticism of the industry or criticism of us in the future could hurt customer acceptance of our products or lead to changes in the law or regulatory environment, either of which would significantly harm our business.

We Routinely Explore Various Opportunities to Grow Our Business, to Make Investments and to Purchase and Sell Assets.

We routinely consider acquisitions of, or investments in, portfolios and other businesses as well as the sale of portfolios and portions of our business. There are a number of risks attendant to any acquisition, including the possibility that we will overvalue the assets to be purchased, that we will not be able to successfully integrate the acquired business or assets and that we will not be able to produce the expected level of profitability from the acquired business or assets. Similarly, there are a number of risks attendant to sales, including the possibility that we will undervalue the assets to be sold. As a result, the impact of any acquisition or sale on our future performance may not be as favorable as expected and actually may be adverse.

Our portfolio purchases may cause fluctuations in reported managed receivables data, which may reduce the usefulness of historical managed loan data in evaluating our business. Our reported managed receivables data may fluctuate substantially from quarter to quarter as a result of recent and future portfolio acquisitions. As of December 31, 2005, portfolio acquisitions account for 30.4% of our total portfolio based on our ownership percentages.

Receivables included in purchased portfolios are likely to have been originated using credit criteria different from our criteria. As a result, some of these receivables have a different credit quality than receivables we originated. Receivables included in any particular purchased portfolio may have significantly different delinquency rates and charge off rates than the receivables previously originated and purchased by us. These receivables also may earn different interest rates and fees as compared to other similar receivables in our receivables portfolio. These variables could cause our reported managed receivables data to fluctuate substantially in future periods making the evaluation of our business more difficult.

Any acquisition or investment that we make, including our recent acquisition of Wells Fargo Financial’s CAR business unit and our pending acquisition of CardWorks, Inc., will involve risks different from and in addition to the risks to which our business is currently exposed. These include the risks that we will not be able to successfully integrate and operate new businesses, that we will have to incur substantial indebtedness and increase our leverage in order to pay for the acquisitions, that we will be exposed to, and have to comply with, different regulatory regimes and that we will not be able to apply our traditional analytical framework (which is what we expect to be able to do) in a successful and value-enhancing manner.

Other Risks of Our Business

Unless we obtain a bank charter, we cannot issue credit cards other than through agreements with banks.

Because we do not have a bank charter, we currently cannot issue credit cards other than through agreements with banks, and substantially all of our new credit card issuances are made under an agreement with CB&T. Previously we applied for permission to acquire a bank and our application was denied. Unless we obtain a bank or credit card bank charter, we will continue to rely upon banking relationships like the CB&T relationship to provide for the issuance of credit cards to our customers. Our current agreement with CB&T is scheduled to expire on March 31, 2009. If we are unable to execute a new agreement with CB&T at the expiration of the current agreement or if our existing or new agreement with CB&T were terminated or otherwise disrupted, there is a risk that we would not be able to enter into an agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

We may not be able to purchase charged-off receivables at sufficiently favorable prices or terms for our debt collection operations to be successful.

The charged-off receivables that are acquired and serviced by Jefferson Capital Systems, LLC, our debt collection subsidiary, or sold to third parties pursuant to forward flow contracts have been deemed uncollectible and written off by the originators. Jefferson Capital seeks to purchase charged-off receivables portfolios where our projected collections or purchase price received for the sale of such charged-off receivables will exceed our acquisition costs. Accordingly, factors causing the acquisition price of targeted portfolios to increase could reduce the ratio of collections (or purchase price received) to acquisitions costs for a given portfolio, and thereby negatively affect Jefferson Capital’s profitability. The availability of charged-off receivables portfolios at favorable prices and on favorable terms depends on a number of factors, including the continuation of the current growth and charge off trends in consumer receivables, our ability to develop and maintain long-term relationships with key charged-off receivable sellers, our ability to obtain adequate data to appropriately evaluate the collectibility of portfolios and competitive factors affecting potential purchasers and sellers of charged-off receivables, including pricing pressures, which may increase the cost to us of acquiring portfolios of charged-off receivables and reduce our return on such portfolios.

Additionally, sellers of charged-off receivables generally make numerous attempts to recover on their non-performing receivables, often using a combination of their in-house collection and legal departments as well as third-party collection agencies. Charged-off receivables are difficult to collect, and we may not be successful in collecting amounts sufficient to cover the costs associated with purchasing the receivables and funding our Jefferson Capital operations.

The analytical model we use to project credit quality may prove to be inaccurate.

We assess credit quality using an analytical model that we believe predicts the likelihood of payment more accurately than traditional credit scoring models. For instance, we have identified factors (such as delinquencies, defaults and bankruptcies) that under some circumstances we weight differently than do other credit providers. We believe our analysis enables us to better identify consumers within the underserved market who are likely to be better credit risks than otherwise would be expected. Similarly, we apply our analytical model to entire portfolios in order to identify those that may be more valuable than the seller or other potential purchasers might recognize. There can be no assurance, however, that we will be able to achieve the collections forecasted by our analytical model. If any of our assumptions underlying our model proves materially inaccurate or changes unexpectedly, we may not be able to achieve our expected levels of collection, and our revenues will be reduced, which could result in a reduction of our earnings.

Because we outsource account-processing functions that are integral to our business, any disruption or termination of that outsourcing relationship could harm our business.

We outsource account and payment processing pursuant to agreements with CB&T and its affiliates. In 2005, we paid CB&T and its affiliates $32.0 million for these services. If these agreements were not renewed or terminated or the services provided to us otherwise disrupted, we would have to obtain these services from an alternative provider. There is a risk that we would not be able to enter into a similar agreement with an alternate provider on terms that we consider favorable or in a timely manner without disruption of our business.

We rely on Visionary Systems, Inc. for software design and support, and any disruption of our relationship with Visionary Systems would negatively impact our business.

During 2005, we paid Visionary Systems $6.1 million for software development, account origination and consulting services. In the event that Visionary Systems no longer provides us with software and support, our business would be negatively impacted until we retained replacement vendors. We believe that a number of vendors are qualified to perform the services performed by Visionary Systems and believe that this impact would be only temporary.

If we obtain a bank charter, any changes in applicable state or federal laws could adversely affect our business.

CardWorks, Inc. owns a bank, and as part of our proposed acquisition of CardWorks, Inc. we have applied for permission to acquire that bank. We may or may not receive permission to acquire that bank, and in the future we may apply for other charters as well. If we obtain a bank or credit card bank charter, we will be subject to the various state and federal regulations generally applicable to similar institutions, including restrictions on the ability of the banking subsidiary to pay dividends to us. We are unable to predict the effect of any future changes of applicable state and federal laws or regulations, but such changes could adversely affect the bank’s business and operations.

If we ever consolidate the entities that hold our receivables, the changes to our financial statements are likely to be significant.

When we securitize receivables, they are owned by special purpose entities that are not consolidated with us for financial reporting purposes. The rules governing whether these entities are consolidated are complex and evolving. These rules at some point could be changed or interpreted in a manner that requires us to consolidate these entities. In addition, we might at some point modify how we securitize receivables, or propose modifications to existing securitization facilities, such that the consolidation of these entities could be required. If this occurred, we would include the receivables as assets on our balance sheets and also would include a loan loss reserve. Similarly, we no longer would include the corresponding retained interests as assets. There also would be significant changes to our statements of operations and cash flows. The net effect of consolidation would be dependent upon the amount and nature of the receivables at the time they were consolidated, and although it is difficult to predict the net effect of consolidation, it is likely to be material.

Internet security breaches could damage our reputation and business.

Internet security breaches could damage our reputation and business. As part of our growth strategy, we may expand our origination of credit card accounts over the Internet. The secure transmission of confidential information over the Internet is essential to maintaining consumer confidence in our products and services offered online. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer application and transaction data transmitted over the Internet. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Moreover, consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. Our ability to solicit new account holders over the Internet would be severely impeded if consumers become unwilling to transmit confidential information online.

We recently entered the automobile lending business.

On April 1, 2005, we acquired Wells Fargo Financial’s CAR business unit. We are operating these assets in forty-two states through twelve branches, three regional processing centers and one national collection center based in Lake Mary, Florida under the name CAR Financial Services, Inc. Automobile lending is a new business for us, and we expect to expand further in this business over time. As a new business, we may not be able to integrate or manage the business effectively. In addition, automobile lending exposes us to a range of risks to which we previously have not been exposed, including the regulatory scheme that governs installment loans and those attendant to relying upon automobiles and their liquidation value as collateral. In addition, this business acquires loans on a wholesale basis from used car dealers, for which we will be relying upon the legal compliance and credit determinations by those dealers.

Risks Relating to an Investment in the Notes and Our Common Stock

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.

The notes are unsecured and therefore will be effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our secured debt before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

As of December 31, 2005, CompuCredit Corporation, excluding its subsidiaries, had outstanding $4.7 million of secured indebtedness, which would rank senior in right of payment to the notes, $552.6 million of senior unsecured indebtedness, which includes the notes and the interest accrued thereon and would rank equal in right of payment to the notes, and no subordinated indebtedness. Not included in unsecured indebtedness are certain guarantees we have executed in favor of our subsidiaries. In addition, we have pledged 49% of the shares we own in our subsidiary CompuCredit Funding Corp. and have provided a $10.0 million standby letter of credit to CB&T in connection with our purchase of receivables arising under certain credit card accounts of CB&T. See “Description of Notes — Ranking.”

The notes will be junior to the indebtedness of our subsidiaries.

The notes will be issued by CompuCredit Corporation and will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors. Holders of the notes will not be creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Consequently, the notes will be effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Our subsidiaries’ creditors may also include general creditors and taxing authorities. As of December 31, 2005, our subsidiaries had total liabilities of approximately $297.6 million, excluding intercompany indebtedness. In addition, in the future, we may decide to increase the portion of our activities that we conduct through subsidiaries.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our common stock on the NASDAQ Global Market for the 30 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (assuming we do not elect to pay cash to holders of notes in lieu of the residual value shares), or, if tendered within 30 days leading up to the maturity date or a specified redemption date, beginning on the fifth trading day following the maturity date or the redemption date. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment in certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, or distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or pay you cash upon conversion of your notes.

Upon a fundamental change, as defined in the indenture, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under the notes and/or under other credit-related agreements. Our other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes — Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change.”

The additional shares of common stock payable on any notes converted in connection with certain corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

If certain corporate transactions occur on or prior to November 30, 2015, we will under certain circumstances increase the conversion rate on notes converted in connection with the certain corporate transaction by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which such transaction becomes effective and the price paid per share of our common stock in such transaction as described under “Description of Notes — Conversion Rights — Adjustments for Conversion Upon Certain Corporate Transactions.” The additional shares of common stock issuable upon conversion of the notes in connection with certain corporate transactions may not adequately compensate you for any loss you may experience as a result of such certain corporate transaction. If the certain corporate transaction occurs after November 30, 2015 or if the price paid per share of our common stock in the certain corporate transaction is less than the common stock price at the date of issuance of the notes or above a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of Notes — Conversion Rights — Adjustments for Conversion Upon Certain Corporate Transactions” and, if we so elect, holders of notes will not be entitled to the increase in the conversion rate determined above.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, holders of the notes would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that they do not receive such distribution. In addition, non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. Please read “Certain U.S. Federal Income Tax Considerations.”

U.S. holders will recognize income for U.S. federal income tax purposes significantly in excess of current cash payments on the notes.

We and each holder of the notes agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. holders (as defined below under “Certain U.S. Federal Income Tax Considerations”) of the notes will be required to include interest in gross income significantly in excess of the stated interest on the notes. In addition, any gain recognized by a U.S. holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the notes. Please read “Certain U.S. Federal Income Tax Considerations” below.

The notes are not rated and may not become rated or may receive a lower rating than anticipated, either of which may adversely affect the trading price of the notes or our common stock.

The notes are not rated and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

There is no established trading market for the notes.

There is no established trading market for the notes and we cannot assure you that an active trading market will ever develop for the notes. Although the notes were listed for trading in the PORTAL Market prior to registration, the notes sold pursuant to this prospectus are not eligible for trading on the PORTAL Market and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The lack of an active trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, our ability to complete the registration of the notes and the shares of common stock issuable upon conversion of the notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or the shares of our common stock issuable upon conversion of the notes when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	the operating and stock performance of our competitors;

•	announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in interest rates;

•	the announcement of enforcement actions or investigations against us or our competitors or other negative publicity relating to us or our industry;

•	changes in accounting principles generally accepted in the United States of America (“GAAP”), laws, regulations or the interpretations thereof that affect our various business activities and segments;

•	general domestic or international economic, market and political conditions;

•	additions or departures of key personnel; and

•	future sales of our common stock and the share lending agreement.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock pursuant to share lending agreements or in short sales transactions by purchasers of convertible notes securities, could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Sales of significant amounts of our common stock or equity-related securities in the public market, including sales pursuant to share lending agreements, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, including sales of our common stock in short sales transactions by purchasers of the notes, will have on the trading price of our common stock or the value of the notes.

We have the ability to issue preferred shares without shareholder approval.

Our common shares may be subordinate to classes of preferred shares issued in the future in the payment of dividends and other distributions made with respect to common shares, including distributions upon liquidation or dissolution. Our articles of incorporation permit our board of directors to issue preferred shares without first obtaining shareholder approval. If we issued preferred shares, these additional securities may have dividend or liquidation preferences senior to the common shares. If we issue convertible preferred shares, a subsequent conversion may dilute the current common shareholders’ interest.

Before conversion, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion rate, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or bylaws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

Our executive officers, directors and parties related to them, in the aggregate, control a majority of our voting stock and may have the ability to control matters requiring shareholder approval.

Our executive officers, directors and parties related to them own a large enough stake in us to have an influence on, if not control of, the matters presented to shareholders. As a result, these shareholders may have the ability to control matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change of control of us, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock.

Note Regarding Risk Factors

The risks factors presented above are all of the ones that we currently consider material. However, they are not the only ones facing our company. Additional risks not presently known to us, or which we currently consider immaterial, may also adversely affect us. There may be risks that a particular investor views differently from us, and our analysis might be wrong. If any of the risks that we face actually occur, our business, financial condition and operating results could be materially adversely affected and could differ materially from any possible results suggested by any forward-looking statements that we have made or might make. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The securities offered pursuant to this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. We will not receive any of the proceeds from the sale of these securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.

SELLING SECURITYHOLDERS

On November 23, 2005, we issued and sold a total of $300,000,000 aggregate principal amount of the notes in a private placement to Bear, Stearns & Co. Inc. The initial purchaser has advised us that it resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling securityholders, which term includes their transferees, pledges, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a resale registration rights agreement between us and the initial purchaser. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

The selling securityholders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling securityholders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling securityholders named below has, within the past three years, held any position or office or had any other material relationship with us or any of our predecessors or affiliates, except as noted below in “Plan of Distribution.”

Unless the securities were purchased pursuant to this registration statement, before a securityholder not named below may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of notes and common stock beneficially owned by the selling securityholder and the amount of notes and common stock to be offered. Any prospectus supplement will also disclose whether any selling securityholder selling in connection with that prospectus supplement has held any position or office or had any other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

Selling Securityholder	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes To Be Sold ($)	Number of Shares of Common Stock Beneficially Owned(2)(3)	Number of Shares of Common Stock That May Be Sold(1)(3)	Number of Shares of Common Stock Upon Completion of the Offering(1)
Acuity Master Fund, Ltd.	$5,000,000	1.7	$5,000,000	94,632	94,632	0

AG Offshore Convertibles, Ltd. (4)	10,000,000	3.3	10,000,000	189,265	189,265	0

Akanthos Arbitrage Master Fund, LP	7,500,000	2.5	7,500,000	141,948	141,948	0

Anthony Munk	40,000	*	40,000	6,284	757	5,527	(6)

Bear, Stearns & Co. Inc. (5)	69,500,000	23.2	69,500,000	1,326,906	1,315,391	11,515	(6)

CGNU Life Fund	600,000	*	600,000	11,355	11,355	0

Commercial Union Life Fund	600,000	*	600,000	11,355	11,355	0

DBAG London (4)	12,900,000	4.3	12,900,000	244,151	244,151	0

Ellington Overseas Partners, Ltd.	25,000,000	8.3	25,000,000	685,161	473,162	211,999	(6)

Eton Park Fund, L.P.	3,500,000	1.2	3,500,000	66,242	66,242	0

Eton Park Master Fund, Ltd.	6,500,000	2.2	6,500,000	123,022	123,022	0

Highbridge International LLC	25,000,000	8.3	25,000,000	473,162	473,162	0

JMG Capital Partners, LP	13,500,000	4.5	13,500,000	225,507	225,507	0

JMG Triton Offshore Fund, Ltd.	6,500,000	2.2	6,500,000	123,022	123,022	0

Linden Capital LP	21,500,000	7.2	21,500,000	406,919	406,919	0

Lyxor Quest Fund	1,600,000	*	1,600,000	30,282	30,282	0

Norwich Union Life & Pensions	800,000	*	800,000	15,141	15,141	0

Pebble Limited Partnership	220,000	*	220,000	38,018	4,163	33,855	(6)

Polygon Global Opportunities Master Fund	25,000,000	8.3	25,000,000	473,162	473,162	0

Quattro Fund Ltd.	12,500,000	4.2	12,500,000	328,704	236,581	92,123	(6)

Quest Global Convertible Master Fund Ltd.	400,000	*	400,000	7,570	7,570	0

Sage Capital Management, LLC	500,000	*	500,000	9,463	9,463	0

Silvercreek II Limited	760,000	*	760,000	132,993	14,384	118,609	(6)

Silvercreek Limited Partnership	980,000	*	980,000	171,472	18,547	152,925	(6)

Vicis Capital Master Fund	10,000,000	3.3	10,000,000	189,265	189,265	0

Total	$260,400,000	86.8%	$260,400,000	5,525,001	4,898,448	626,553

*	Less than 1%.

(1)	Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling securityholder will hold upon termination of any sales. The information presented assumes that all of the selling securityholders will fully convert the notes for cash and shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.
(2)	Includes shares of common stock issuable upon conversion of the notes.
(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the notes are worth $600,000,000 at the time of conversion, with the $300,000,000 principal amount paid in cash and the remaining $300,000,000 paid in shares of our common stock and (ii) the conversion of the full amount of notes held by such holder at the initial conversion rate of 18.9265 per $1,000 principal amount of the notes, which equals an initial conversion price of $52.84. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.
(4)	This selling securityholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling securityholder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933, as amended.
(5)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter.
(6)	Represents the number of shares of our common stock issuable upon conversion of our 3.625% Convertible Senior Notes due 2025 held by the selling securityholder.

DESCRIPTION OF NOTES

We issued the notes under an indenture, dated as of November 23, 2005, between us and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee. The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by a resale registration rights agreement. The indenture and the resale registration rights agreement are filed as exhibits to the registration statement of which this prospectus is a part.

The following description is a summary of the material provisions of the notes, the indenture and the resale registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the resale registration rights agreement. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines each holder’s rights as a holder of the notes.

As used in this “Description of Notes” section, references to “CompuCredit,” the “company,” “we,” “us” and “our” refer only to CompuCredit Corporation and do not include its subsidiaries.

General

The notes will mature on November 30, 2035 unless earlier converted, redeemed or repurchased. Each holder has the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert its notes into cash and shares, if any, of our common stock at an initial conversion rate of 18.9265 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $52.84 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of a holder’s notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock or cash, at our election, in respect of the remainder, if any, of our conversion obligation as described below under “— Conversion Rights — Payment Upon Conversion.” If we deliver shares of common stock upon conversion of a note, a holder will not receive fractional shares but a cash payment to account for any such fractional share as described below. A holder will not receive any cash payment for interest (including contingent interest or liquidated damages, if any) accrued and unpaid to the conversion date except under the limited circumstances described below including under “— Resale Registration Rights” below.

If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

The notes were issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. The notes are limited to $300 million aggregate principal amount.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.

Any reference to “common stock” means our common stock, no par value per share.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, including our 3.625% Convertible Senior Notes due 2025, and senior in right of payment to all of our existing and future subordinated indebtedness. The notes are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. As of December 31, 2005, we had outstanding $4.7 million of secured indebtedness, which would rank senior in right of payment to the notes, $552.6 million of senior unsecured indebtedness, which includes the notes and the interest accrued thereon and would rank equal in right of payment to the notes, and no subordinated indebtedness. Not included in unsecured indebtedness are certain guarantees we have executed in favor of third parties for the benefit of our subsidiaries. The most significant of these are with respect to acquired portfolios, the pending acquisition by one of our subsidiaries of CardWorks, Inc., the guarantees of potential obligations to financial institutions for which certain of our subsidiaries service loans, and the obligation of one of our subsidiaries to deliver receivables pursuant to a forward flow agreement. In addition, we have pledged 49% of the shares we own in our subsidiary CompuCredit Funding Corp., we have provided a $10.0 million letter of credit to CB&T and a subsidiary of CompuCredit Funding Corp. has pledged certain retained interests in securitized receivables to CB&T in connection with our purchase of receivables arising under certain credit card accounts of CB&T.

In addition, our right to receive assets of any of our subsidiaries upon any such subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors. Consequently, the notes are effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2005, our subsidiaries had total liabilities of approximately $297.6 million, excluding intercompany indebtedness.

Interest

The notes bear interest at a rate of 5.875% per year. We also will pay contingent interest on the notes in the circumstances described under “— Contingent Interest” and, if applicable, liquidated damages in the circumstances described under “— Resale Registration Rights.” Interest, including contingent interest and liquidated damages, if any, is payable semi-annually in arrears on January 30 and July 30 of each year, commencing January 30, 2006.

Interest on a note, including contingent interest and liquidated damages, if any, will be paid to the person in whose name the note is registered at the close of business on January 15 or July 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that accrued and unpaid interest, including contingent interest and liquidated damages, if any, payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the date of original issuance of the notes or from the most recent date to which interest has been paid or duly provided for.

Upon conversion of a note, a holder will not receive any cash payment of interest (including contingent interest and liquidated damages, if any) unless, as described below, such conversion occurs between a record date and the interest payment date to which that record date relates. If we deliver shares of common stock upon surrender of a note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and shares of common stock, if any, as described below under “— Conversion Rights — Payment Upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but excluding the conversion date.

As a result, accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see “Certain U.S. Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such notes at the close of business on the record date will receive the interest, including contingent interest and liquidated damages, if any, payable on the notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest and liquidated damages, if any) payable on the notes so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and on or prior to the next interest payment date or (2) to the extent of any overdue interest (and any contingent interest and liquidated damages) if any such interest exists at the time of conversion with respect to such note.

Contingent Interest

During any six-month period from January 30 to and including July 29 and from July 30 to and including January 29, commencing with the six-month period beginning January 30, 2009, we will pay contingent interest on the interest payment date immediately following the last day of the applicable contingent interest period if the average trading price (as defined below) of the notes during the five consecutive trading days ending on the third trading day immediately preceding the first day of the applicable contingent interest period (each such trading day during the five trading day period called the “determination date”) equals or exceeds 140% of the principal amount of the notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per note will equal 0.40% per year of the average trading price of such note during the applicable five trading day reference period.

We will notify the holders of the notes by press release upon making the determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

For purposes of this section, the “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further that if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on any date of determination will equal (1) the applicable conversion rate of the notes as of the determination date multiplied by (2) the average last reported sale price (as defined below under “— Conversion Rights — Conversion Upon Satisfaction of Sale Price Condition”) of our common stock on the five trading days ending on the determination date.

We will appoint a bid solicitation agent and we may change any bid solicitation agent. The bid solicitation agent may not be an affiliate of ours.

“Trading day” means a day during which trading in securities generally occurs on the NASDAQ Global Market or, if our common stock is not quoted on the NASDAQ Global Market, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted.

Optional Redemption by CompuCredit

We may redeem the notes in whole or in part for cash at any time on or after February 4, 2009 if the sale price of our common stock has exceeded 140% of the applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.

If the redemption date occurs after a record date and on or prior to an interest payment date, accrued and unpaid interest (including contingent interest and liquidated damages, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 30 days nor more than 60 days notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption. Once we have called the notes for redemption, notes or portions of notes will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest, including contingent interest and liquidated damages, if any, on the notes when due and such failure to pay is continuing.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, a holder may convert each of its notes prior to the close of business on the business day immediately preceding stated maturity into cash and shares of our common stock, if any, initially at a conversion rate of 18.9265 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $52.84 per share of common stock based on the issue price per note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of its notes so long as the notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under “— Payment Upon Conversion.”

A holder may convert its notes into cash and shares, if any, in whole or in part only in the following circumstances, which are described in more detail below, and to the following extent:

•	during any fiscal quarter commencing after December 31, 2005 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter (the “sale price condition”);

•	once we have called the notes for redemption and the redemption has not yet occurred;

•	during prescribed periods, upon the occurrence of specified corporate transactions; or

•	on or after November 1, 2035.

We will notify holders by press release once the notes have become convertible upon any of the foregoing circumstances.

If we call a holder’s notes for redemption, the holder may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has already delivered a repurchase election with respect to a note as described under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change,” it may not surrender that note for conversion until it has withdrawn the repurchase election in accordance with the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender its notes for conversion during any fiscal quarter after December 31, 2005 if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NASDAQ Global Market or, if our common stock is not reported by the NASDAQ Global Market, in composite transactions for the principal U.S. national securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the NASDAQ Global Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least two independent nationally recognized investment banking firms selected by us for this purpose. If at least two independent quotes cannot be obtained, the “last reported sale price” will be determined in good faith by our board of directors.

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, a holder may convert any of its notes at any time prior to the close of business on the business day immediately prior to the redemption date. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”

Conversion Upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”

Certain Corporate Transactions

If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change” below,

•	a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property, or

•	a “fundamental change” occurs pursuant to clause (2) or clause (3) of the definition thereof set forth under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change” below, in each case, regardless of whether a holder has the right to require us to repurchase the notes as described under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change,” then a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction or event until and including the date which is 15 days after the actual effective date of such transaction or event (or, if such transaction or event also results in holders having a right to require us to repurchase their notes, until the fundamental change repurchase date). In addition, at the effective time of such transaction or event, a holder’s right to convert its notes into cash and shares of our common stock, if any, will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted the notes immediately prior to the transaction or event. We will notify holders and the trustee at the same time we publicly announce such transaction or event (but in no event less than 15 days prior to the effective date of such transaction).

If a holder elects to convert its notes in connection with a corporate transaction described in the first two bullets above, regardless of whether a holder has the right to require us to repurchase the notes as described under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change,” that occurs on or prior to November 30, 2015 and more than 10% of the consideration for the common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the NASDAQ Global Market, or if either of the events described in the third bullet above occurs on or prior to November 30, 2015, we will increase the conversion rate by the additional shares as described below under “— Adjustments for Conversion Upon Certain Corporate Transactions” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity.

Conversion on or after November 1, 2035

A holder may surrender its notes for conversion at any time on or after November 1, 2035. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Payment Upon Conversion.”

Conversion Procedures

To convert a note, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If a holder’s interest is a beneficial interest in a global note, to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the notes into cash and shares of common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of common stock as set forth below under “— Payment Upon Conversion.”

Payment Upon Conversion

The following procedures will apply to any conversion:

In connection with any conversion, we will satisfy our obligation to convert the notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a “settlement amount” consisting of:

(1)	cash equal to the lesser of $1,000 and the conversion value (as defined below), and

(2)	to the extent the conversion value exceeds $1,000, a number of shares (which we refer to as the “residual value shares”) equal to the sum of the daily share amounts, as defined below, for each trading day of the conversion reference period (subject to our right to deliver cash in lieu of all or a portion of such residual value shares as described below).

The “daily share amount” means a number of shares determined by the following formula:

(last reported sale price on that trading day x the conversion rate on the conversion date) - $1,000 last reported sale price on that trading day x 30

We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the residual value shares of common stock issuable upon conversion of such notes. If we do so elect to pay cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock) at any time on or before the date that is three business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the residual value shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (the “conversion retraction period”). If we do not make such an election, no retraction can be made (and a conversion notice shall be irrevocable).

The amount of cash payable in such event in respect of each residual value share otherwise issuable upon conversion shall equal the sum of the residual cash value (as defined below) for such share calculated for each day of the conversion reference period. The “residual cash value” for each date shall be the product of (1) the percentage of each residual value share otherwise issuable upon conversion which we elect to pay in cash and (2) the cash value of the daily share amount for such date. The cash value of the daily share amount shall be determined by multiplying the daily share amount for such date by the last reported sale price of our common stock for such date.

We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price of our common stock on the trading day immediately preceding the conversion date. Upon conversion of a note, a holder will not receive any cash payment of interest (including contingent interest and liquidated damages, if any) unless such conversion occurs between a record date and the interest payment date to which that record date relates or as described under “— Resale Registration Rights” below. We will deliver the settlement amounts, including cash and/or shares, as applicable, on the third business day following the date the settlement amount is determined.

The “conversion value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “— Adjustments for Conversion Upon Certain Corporate Transactions”), and (2) the average of the last reported sale prices (as defined above under “— Conversion Upon Satisfaction of Sale Price Condition”) of our common stock for the trading days during the conversion reference period.

The “conversion reference period” with respect to any notes means the 30 consecutive trading days beginning on the second trading day after the conversion date or, if we elect to pay cash to holders of notes in lieu of all or a portion of the residual value shares, the second trading day after the conversion retraction period ends, except in circumstances where conversions occur within 30 days leading up to the maturity date or a specified redemption date, in which case the conversion reference period will be the 30 consecutive trading days beginning on the fifth trading day following the maturity date or the redemption date, as the case may be. In addition, if we choose to settle all or any portion of the residual value shares in cash in connection with conversions within 30 days leading up to the maturity date or a specified redemption date, we will send, on or prior to the maturity date or the specified redemptions date, as the case may be, a single notice to the trustee of the residual value shares to be satisfied in cash.

If a holder tenders notes for conversion and the conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our common stock, the conversion value of each note will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the conversion reference period. Settlement of notes tendered for conversion after the effective date of such transaction will be as set forth above.

Conversion Rate Adjustments

General

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock or our other capital stock.

(2) subdivisions, splits and combinations of our common stock.

(3) the issuance to all holders of our common stock of rights, warrants or options entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the last reported sale price of our common stock on the day prior to the date upon which such distribution was publicly announced; provided, however that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration; provided further that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such holders of notes had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion rate.

(4) distributions to all holders of our common stock of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•	the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

If we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the NASDAQ Global Market or such other national or regional exchange or market on which the securities are then listed or quoted; provided that no adjustment will be made under this clause (4) if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such holders of notes had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion rate.

(5) distributions of cash, including any quarterly cash dividends, to all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•	the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such distribution.

(6) we or one of our subsidiaries or any permitted owner (as defined below under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change”) makes a payment in respect of a tender offer or exchange offer, other than an odd-lot offer, for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

In addition to these adjustments, we may in our sole discretion increase the applicable conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our notes resulting from any dividend or distribution of capital stock issuable upon conversion of the notes (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and NASDAQ listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days prior notice of such an increase in the applicable conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the applicable conversion rate of the notes, see “Certain U.S. Federal Income Tax Considerations — Adjustment to the Conversion Rate.”

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “— Conversion Upon Satisfaction of Sale Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if another transaction requiring an adjustment to the conversion rate occurs during such 10-day period.

To the extent that we have a rights plan in effect at the time of any conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted for any other reasons other than those specified above or in “— Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” below, including, without limitation, the following:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

•	for a change in the par value of the common stock.

If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the number of shares of common stock into which notes are convertible is increased, that increase may be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”). See “Certain U.S. Federal Income Tax Considerations — Adjustment to the Conversion Rate.”

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10000th of a share. No adjustment to the applicable conversion rate will be required (except in the case of clause (5) under “— Conversion Rate Adjustments—General”) unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made on the first to occur of (i) any subsequent adjustment, (ii) the first day of the next calendar year and (iii) any conversion of the notes.

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

In the event of:

•	any reclassification of our common stock (other than any subdivision, split or combination of our common stock subject to clause (2) of “— Conversion Rate Adjustments — General” or a change in the par value of the common stock);

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its notes, it will be entitled to receive the same type of consideration that it would have been entitled to receive (the “reference property”) had it owned a number of shares of our common stock equal to the applicable conversion rate immediately prior to any of these events multiplied by the principal amount of the notes converted. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration, consistent with the election rights and restrictions applicable to holders of our common stock, into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the conversion value will be calculated based on the fair value of the reference property. We agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion rate in the manner described under “— Adjustments for Conversion Upon Certain Corporate Transactions” in lieu of changing the conversion rate in the manner described in this paragraph. The conversion value and the amounts received in settlement of our conversion obligation will be computed as set forth under “— Payment Upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction. For a discussion of the tax consequences to a holder of changes to the conversion rate of the notes, see “Certain U.S. Federal Income Tax Considerations — Adjustment to the Conversion Rate.”

Adjustments for Conversion Upon Certain Corporate Transactions

If the effective date or anticipated effective date of certain corporate transactions as described in the first two bullets under “— Conversion Upon Specified Corporate Transactions — Certain Corporate Transactions,” regardless of whether a holder has the right to require us to purchase the notes as described under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change,” occurs on or prior to November 30, 2015, and more than 10% of the consideration for our common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the NASDAQ Global Market, or if either of the events described in the third bullet under “— Conversion Upon Specified Corporate Transactions — Certain Corporate Transactions” occurs on or prior to November 30, 2015, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below. We will notify holders at least 20 days prior to the anticipated effective date of such corporate transaction and whether we elect to increase the applicable conversion rate as described below or to modify the conversion obligation as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices (as defined under “— Conversion Upon Satisfaction of Sale Price Condition” above) of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, effective date and number of additional shares per $1,000 principal amount of notes:

	Stock Price
Effective Date	$44.03	$47.50	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$100.00	$125.00
November 17, 2005	3.785	3.785	3.785	3.785	3.324	2.876	2.526	2.246	2.019	1.834	1.426	1.043
November 30, 2006	3.785	3.785	3.785	3.395	2.792	2.341	2.000	1.736	1.530	1.369	1.032	0.747
November 30, 2007	3.785	3.785	3.715	2.895	2.230	1.747	1.399	1.145	0.961	0.828	0.585	0.420
November 30, 2008	3.785	3.785	3.498	2.551	1.711	1.064	0.614	0.335	0.192	0.130	0.083	0.064
November 30, 2009	3.785	3.785	3.472	2.527	1.670	0.943	0.310	0.000	0.000	0.000	0.000	0.000
November 30, 2010	3.785	3.785	3.456	2.515	1.662	0.937	0.307	0.000	0.000	0.000	0.000	0.000
November 30, 2011	3.785	3.785	3.440	2.502	1.653	0.932	0.305	0.000	0.000	0.000	0.000	0.000
November 30, 2012	3.785	3.785	3.425	2.491	1.645	0.926	0.302	0.000	0.000	0.000	0.000	0.000
November 30, 2013	3.785	3.785	3.415	2.483	1.640	0.924	0.302	0.000	0.000	0.000	0.000	0.000
November 30, 2014	3.785	3.785	3.406	2.477	1.635	0.922	0.302	0.000	0.000	0.000	0.000	0.000
November 30, 2015	3.785	3.785	3.393	2.465	1.625	0.913	0.295	0.000	0.000	0.000	0.000	0.000

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 22.7118 per $1,000 principal amount of notes subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year.

•	If the stock price is in excess of $125.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $44.03 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, if a holder converts its notes in connection with a corporate transaction for which the conversion rate would be increased by a number of additional shares as described above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “— Conversion Rights” and the settlement procedures described under “— Conversion Procedures” and “— Payment Upon Conversion”) into a number of shares of public acquirer common stock (as defined below).

The conversion rate following the effective date of such transaction will be a number of shares of such public acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such public acquirer change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” (as defined below) of our common stock on each such trading day in the valuation period, divided by

(ii) the last reported sale price of the public acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any public acquirer common stock, 100% of the last reported sale price of such common stock on such trading day; and

•	for any other securities, assets or property, the fair market value of such security, asset or property on such trading day, as determined by our board of directors.

A “public acquirer change of control” means any event constituting a corporate transaction as described under “— Conversion Upon Specified Corporate Transactions” that would otherwise obligate us to increase the conversion rate as described above under this “— Adjustments for Conversion Upon Certain Corporate Transactions” and in which the acquirer, the person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors, has a class of common stock traded on a U.S. national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with such fundamental change; provided that if there is more than one of such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ Global Market or which will be so traded or quoted when issued or exchange in connection with such transaction as the “public acquirer common stock.”

Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “— Conversion Rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “— Adjustments for Conversion Upon Certain Corporate Transactions”. We are required to notify holders of our election in our notice to holders of such transaction. As described under “— Conversion Upon Specified Corporate Transactions,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, a holder can also, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “— Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change.”

Repurchase of Notes by CompuCredit at Option of Holder Upon a Fundamental Change

If a fundamental change, as defined below, occurs, each holder will have the right to require us to repurchase for cash all of its notes on the date fixed by us that is not less than 20 days nor more than 60 days after we have given notice of a fundamental change. We will repurchase the notes for a price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, including contingent interest and liquidated damages, if any, on the notes up to but not including the date of repurchase. If the date of repurchase is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including contingent interest and liquidated damages, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

Within 15 days after the occurrence of a fundamental change, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its notes as described below. The repurchase notice given by a holder electing to require us to repurchase its notes shall be given so as to be received by the paying agent no later than the close of business on the third business day before the repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder may withdraw its repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering definitive notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of definitive notes, together with such endorsements.

A “fundamental change” will be deemed to have occurred (1) upon a change of control of CompuCredit or (2) if less than 20% of the outstanding shares of our common stock is beneficially owned by persons other than the permitted owners or (3) a “termination of trading.”

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1) a “person” or “group” within the meaning of Section l3(d)(3) of the Exchange Act, other than David G. Hanna or Frank J. Hanna, III or entities controlled by them or established for the benefit of them or their descendants or spouses of either or charities, or our employee benefit plans (collectively, a “permitted owner”), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(2) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than

•	any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.

A “continuing director” means a director who either was a member of our board of directors on September 30, 2005 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by either (i) a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director or (ii) a permitted owner.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a change of control described in clause (3) above if 90% or more of the consideration in the transaction or transactions consists of shares of common stock traded or to be traded immediately following a change of control on a U.S. national securities exchange or the NASDAQ Global Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent required at that time.

If the paying agent holds money sufficient to pay the repurchase price of the notes which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are transferred by book-entry or delivered to the paying agent. Thereafter, all other rights of the holders shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes.

The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase or through the terms of our then existing indebtedness or financing agreements.

If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors — Risks Relating to an Investment in the Notes and Our Common Stock.”

The fundamental change repurchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Merger or Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer, sell or lease all or substantially all our assets to another person, unless:

•	the resulting, surviving or transferee person (the “successor company”) and, if the conversion obligation relates to public acquirer common stock that is not issued by such successor company, such public acquirer will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not us) and the public acquirer, as applicable, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, and fully and unconditionally guarantee all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company as a result of such transaction as having been incurred by the successor company at the time of such transaction), no default under the indenture shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate or opinion of counsel stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.

Events of Default; Notice and Waiver

The following constitute defaults under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	a default in the payment of principal of the notes when due at maturity, upon redemption, upon repurchase or otherwise;

•	a default in the payment of any interest, including contingent interest and liquidated damages, if any, on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•	a default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes and such default continues for a period of five days or more;

•	the failure by us to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•	a default in our obligation to redeem the notes after we have exercised our option to redeem;

•	the failure by us to perform or observe any of our other terms, covenants, warranties or agreements in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes specifying the default (and demanding that such default be remedied) has been received by us;

•	a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of us or our significant subsidiaries (other than indebtedness that is non-recourse to us or any of our significant subsidiaries) in an aggregate amount of $50 million or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us; and

•	certain events involving our bankruptcy, insolvency or reorganization.

When we refer to a “significant subsidiary,” we mean any subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X promulgated under the Securities Act as in effect on the date of the indenture.

The foregoing constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of a default, except defaults in non-payment of principal or interest (including contingent interest or liquidated damages, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default (other than an event of default relating to certain events involving our bankruptcy, insolvency or reorganization) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest, including contingent interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable.

In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including contingent interest and liquidated damages, if any, on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive these past defaults.

The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, including contingent interest or liquidated damages, if any, a failure to convert any notes into cash and common stock, if any, a default arising from our failure to redeem or repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest, including contingent interest or liquidated damages, if any, on the notes, unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture requires us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

Our obligations under the indenture are not intended to provide creditors rights in bankruptcy for any amounts in excess of par plus accrued and unpaid interest (including liquidated damages, if any).

Legal Defeasance and Covenant Defeasance

The notes are not subject to any defeasance provisions under the indenture.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest, including contingent interest or liquidated damages, if any, on any note;

•	reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.

We and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	add guarantees with respect to the notes;

•	remove guarantees as provided in the indenture;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986, as amended;

•	conform, as necessary, the indenture and the form or terms of the notes, to the “Description of Notes” as set forth in this prospectus; and

•	make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including contingent interest and liquidated damages, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed U.S. Bank National Association, as successor to Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described herein, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Registration

The notes were issued in fully registered form, without interest coupons and in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the trust office of the trustee located at One Penn Plaza, Suite 1414 in the City of New York.

Payment and Paying Agent

We will maintain an office or agent in the Borough of Manhattan, the City of New York, where we will pay the principal on the notes and a holder may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any notes represented by the registered certificated securities referred to below by check mailed to a holder’s address as it appears in the note register, provided that if a holder has an aggregate principal amount of notes in excess of $2 million, it will be paid, at such holder’s written election, by wire transfer in immediately available funds.

Payments on the notes represented by the global note referred to below will be made to DTC, New York, New York, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

We issued the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We are providing the following descriptions of the operations and procedures of DTC to the holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the initial purchaser nor the trustee takes any responsibility for these operations or procedures, and each holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchaser with portions of the principal amounts of the global notes.

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Notes represented by a global note will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Resale Registration Rights

We have entered into a resale registration rights agreement with the initial purchaser of the notes pursuant to which we will agree for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we will, at our cost, use reasonable best efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of:

(1)	the date when the holders of notes and holders of the shares of common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(k) under the Securities Act; and

(2)	the date when all of the notes and the common stock issuable upon conversion thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the notes and the shares of common stock issuable upon conversion of the notes cease to be outstanding.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of 45 or 60 days, as applicable, in any 90-day period or an aggregate of 90 days in any 12 month period.

We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

Each of the following is a registration default:

•	we do not, through our omission, name a holder as a selling shareholder in the prospectus or file a post-effective amendment within the required time periods as described below; or

•	any post-effective amendment required to be filed as described below has not been declared effective prior to the 60th day following the date such post-effective amendment is required to be filed; or

•	at any time after the effectiveness target date, the shelf registration statement ceases to be effective or is not usable and (1) we do not cure the shelf registration statement within 15 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as applicable, or (3) a suspension period, when aggregated with other suspension periods during the prior 12-month period, continues, unterminated, for more than 90 days.

If a registration default occurs, predetermined “liquidated damages” will accrue on the notes that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The liquidated damages will be paid to those entitled to interest payments on such dates semiannually in arrears on each January 30 and July 30 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and after the 91st day following such registration default.

In no event will liquidated damages exceed 0.50% per year. In addition, liquidated damages will not be payable with respect to any registration default relating to a failure to register the common stock issuable upon conversion of the notes. If a holder converts some or all of its notes into common stock when there exists a registration default, the holder will not be entitled to receive liquidated damages on such common stock but will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid liquidated damages to the conversion date relating to such settlement date.

A holder who elects to sell securities pursuant to the shelf registration statement will:

•	be required to be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the resale registration rights agreement, including indemnification provisions.

Under the resale registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the notes and common stock issued upon conversion of the notes in accordance with the terms and conditions of the resale registration rights agreement.

The plan of distribution contained in this prospectus permits resales of registrable securities by selling security holders through brokers and dealers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible. The discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion is limited to holders who purchase notes for cash on original issue at the issue price and does not discuss the tax considerations applicable to subsequent purchasers of notes or common stock. The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their notes or common stock through, partnerships or other pass-through entities or U.S. persons who have a functional currency other than the U.S. dollar) or to persons that hold their notes or common stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with holders that hold the notes and common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and only with common stock received upon conversion of notes pursuant to the terms of the Indenture. No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Prospective holders are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of acquiring, owning and disposing of the notes and the common stock, as well as the effects of state, local and non-U.S. tax laws.

To ensure compliance with IRS Circular 230, prospective investors are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any other document referred to herein is not intended or written to be used, and cannot be used by prospective investors for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussions are written for use in connection with the promotion or marketing of the transactions or matters discussed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of a note or common stock that is, or is treated as, one of the following:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state therein;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner (as determined for U.S. federal income tax purposes) of a note or common stock that is not a “U.S. holder.”

Notwithstanding the foregoing, neither “U.S. holder” nor “non-U.S. holder” includes a partnership. If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a note or common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships are particularly urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Classification of the Notes

Pursuant to the terms of the indenture, we and each holder of notes agree to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The IRS issued Revenue Ruling 2002-31 and Notice 2002-36, in which it addressed the U.S. federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes. In that published guidance, the IRS concluded that the debt instrument addressed was subject to the CPDI Regulations and clarified various aspects of the applicability of certain other provisions of the Internal Revenue Code to such debt instrument. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, such as the notes, is uncertain. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax considerations described in this summary, and we have not sought an opinion of counsel regarding the classification of the notes as contingent payment debt instruments or, assuming the notes are contingent payment debt instruments, the proper comparable yield and projected payment schedule for the notes. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a holder to accrue interest income at a rate different from the “comparable yield” rate described below. In particular, a holder might be required to recognize interest income based on the holder’s regular method of accounting at a lower rate, might not recognize income, gain or loss upon a conversion of the notes into common stock, and might recognize capital gain or loss upon a taxable disposition of the notes.

Adjustment to the Conversion Rate

The rate at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The holder of a note may be deemed to have received a constructive distribution includible in income in the manner described under “— U.S. Holders — Dividends Paid on Common Stock” and “— Non-U.S. Holders — Notes” below if, and to the extent that, certain adjustments in the conversion rate (e.g., adjustments in respect of taxable dividends to our shareholders) increase the proportionate interest of the holder in the fully diluted common stock. The holder of a note will be deemed to have received such a constructive distribution even if the holder does not receive any cash or property as a result of such adjustment and regardless of whether or not such holder ever exercises its conversion privilege. Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders. Adjustments to the applicable conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution.

U.S. Holders

Interest

Under the CPDI Regulations, a U.S. holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis, calculated based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. As discussed below in “— Adjustments to Interest Accruals on the Notes,” the “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, and decreased by the amount of any projected payments scheduled to have been made with respect to the notes prior to the date of determination of the adjusted issue price.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes, which is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield on the notes to be 9.24%, compounded semi-annually.

We are required to provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature of the notes. A holder may obtain the projected payment schedule by submitting a written request to us at the following address: CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346, Attention: Investor Relations.

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to holders of the notes.

Adjustments to Interest Accruals on the Notes

A U.S. holder will be required to adjust its interest income at the time any contingent interest payment becomes fixed, rather than at the time the contingent interest payment is made. The amount of the adjustment attributable to the contingent payment will be measured by the difference between the present value of the amount of contingent interest that becomes fixed and the present value of the projected contingent payment, with present values being determined by discounting each amount from the date that the contingent interest is due to the date that the contingent interest becomes fixed using a discount rate equal to the comparable yield, as discussed above. Any positive or negative adjustments required will increase or decrease, respectively, a U.S. holder’s adjusted issue price and basis in the note at the time the contingent interest becomes fixed. Upon receipt of the contingent interest payment, a U.S. holder’s adjusted issue price and basis in the note will be reduced by the projected amount of the contingent interest payment.

If the aggregate positive adjustments (that is, where the present value of the amount of contingent interest that becomes fixed exceeds the present value of the projected contingent interest payments) exceed the aggregate negative adjustments (that is, where the present value of the projected contingent interest payments exceeds the present value of the amount of projected contingent interest that becomes fixed) in a tax year, the U.S. holder will have a “net positive adjustment” for the tax year and the U.S. holder will be required to treat the “net positive adjustment” as additional interest income for that tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If the aggregate, negative adjustments exceed the aggregate positive adjustments in a tax year, a U.S. holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (i) reduce the U.S. holder’s interest income on the note for that tax year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the note during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on an individual’s miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, Repurchase, Redemption or Conversion of the Notes

Generally, the sale, exchange, repurchase or redemption of a note will result in gain or loss to a U.S. holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, the conversion of a note will also result in taxable gain or loss to a U.S. holder.

The amount of gain or loss on a sale, exchange, repurchase, redemption or conversion will be equal to the difference between (i) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any shares of our common stock received, reduced by any net negative adjustment carryforward as described above, and (ii) the U.S. holder’s adjusted tax basis in the note. As discussed above in “— Adjustments to Interest Accruals on the Notes,” a U.S. holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder under the CPDI Regulations as described above, and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, repurchase, redemption or conversion of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, repurchase, redemption or conversion of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note was held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion, and the U.S. holder’s holding period for such shares will commence on the day immediately following the date of conversion.

Dividends Paid on Common Stock

A distribution to a U.S. holder on our common stock that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includable in income by such U.S. holder. Distributions not paid out of current or accumulated earnings and profits generally should be treated first as a return of capital to the extent of a U.S. holder’s tax basis in the common stock on which the distribution was made, and then as capital gain to the extent the distribution exceeds such tax basis. Provided that certain holding period and other requirements are satisfied by a U.S. holder, such of our distributions to such U.S. holders as are taxable as dividends will be (i) in the case of a corporate U.S. holder, eligible for the dividends received deduction and (ii) in the case of dividends paid in taxable years beginning on or before December 31, 2008, eligible to be treated by an individual U.S. holder as “qualified dividend income,” which is taxable at the rates generally applicable to long-term capital gains.

Sale, Exchange or Other Disposition of Common Stock

Upon a sale, exchange or other disposition of common stock, a U.S. holder generally will recognize taxable capital gain or loss in an amount equal to the difference between (i) the aggregate amount realized upon such sale, exchange or other disposition and (ii) such U.S. holder’s aggregate tax basis in such common stock at the time of its disposition. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period with respect to such common stock is more than one year at the time of its disposition. Long-term capital gains of U.S. holders that are individuals are generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses recognized by a U.S. holder is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. holder that recognizes a loss that meets certain thresholds upon the sale, exchange or other disposition of common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

Information Reporting and Backup Withholding

Interest paid or accrued on a note, distributions with respect to the common stock, as well as the proceeds from a sale, exchange or other disposition of a note or the common stock generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain U.S. holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS.

Non-U.S. Holders

Notes

All payments on a note made to a non-U.S. holder, including a payment of our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the note, generally will not be subject to U.S. federal income and withholding tax, unless the non-U.S. holder:

•	holds the note in connection with the conduct of a U.S. trade or business;

•	actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock (treating, for such purpose, notes held by a non-U.S. holder as having been converted into our common stock);

•	is a “controlled foreign corporation” that is directly or indirectly related to us;

•	is a bank that acquired a note in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN); or

•	in connection with gain realized on a sale or exchange of the note, is an individual who is present in the U.S. for 183 days or more during the tax year in which the gain is realized.

If a non-U.S. holder of a note were deemed to have received a constructive dividend (see “— Adjustment to the Conversion Rate” above), however, the non-U.S. holder would generally be subject to U.S. withholding tax at a rate of 30% on the amount of such dividend. We may satisfy the withholding requirement by reducing the interest payable to such non-U.S. holder by a corresponding amount. The withholding tax rate may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a U.S. trade or business.

Common Stock

Dividends paid to a non-U.S. holder of common stock will generally be subject to U.S. withholding tax at a rate of 30%, which may be subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-U.S. holder claiming that the dividends are effectively connected with the conduct of a U.S. trade or business.

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of common stock unless:

•	the non-U.S. holder holds the common stock in connection with the conduct of a U.S. trade or business;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which gain is realized;

•	the non-U.S. holder fails to properly certify to us or our paying agent as to its non-U.S. status (generally on IRS Form W-8BEN); or

•	we are or have been a U.S. real property holding corporation (as defined in the Internal Revenue Code) at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the common stock, and (i) the non-U.S. holder owns, or is deemed to own, more than 5% of our common stock at any time during such period or, on the date of acquisition of the notes, the non-U.S. holder owns notes with a fair market value of more than 5% of the fair market value of our common stock, or (ii) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a U.S. Trade or Business

If a non-U.S. holder of a note or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on the common stock, gain realized on the sale, exchange, conversion or other disposition of the notes, or gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such interest, dividends or gains in the same manner as if it were a U.S. holder. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding

A non-U.S. holder not otherwise subject to U.S. income or withholding tax may nonetheless be subject to backup withholding (currently imposed at a rate of 28%) with respect to interest paid or accrued on a note, with respect to actual or constructive distributions on the common stock and with respect to amounts realized on the disposition of a note or common stock, unless the non-U.S. holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors as to their qualifications for an exemption for backup withholding and the procedures for establishing such exemption.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. As a result, any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

We estimate that our share of the total expenses of this offering will be approximately $155,000.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby and the validity of the common stock issuable upon conversion of the notes will be passed upon for us by Troutman Sanders LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their report which is also included therein and incorporated by reference herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses in connection with the distribution of the securities covered by the registration statement.

SEC registration fee	$32,100
Printing and engraving costs	$10,000
Accounting fees and expenses	$25,000
Legal fees and expenses	$50,000
NASDAQ filing fee	$25,000
Miscellaneous	$12,900

Total	$155,000

All of the above items are estimates, other than the fees payable to the SEC and NASDAQ. We will bear all of these expenses.

Item 15. Indemnification of Directors and Officers

The Georgia Business Corporation Code (the “GBCC”) permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the GBCC (and not for violation of other laws, such as the federal securities laws).

The GBCC further provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as it may indemnify a director.

The Amended and Restated Articles of Incorporation, as amended, exonerate the directors of CompuCredit from monetary liability to the extent permitted by this statutory provision. Our Amended and Restated Articles of Incorporation, as amended, and our Second Amended and Restated Bylaws, as amended, further provide that the we shall indemnify any director, and may indemnify any officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of CompuCredit), by reason of the fact that such person is or was a director or officer of CompuCredit, or is or was serving at the request of CompuCredit as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of CompuCredit (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC.

In addition, the Second Amended and Restated Bylaws, as amended, provide that CompuCredit will advance to its directors, and may advance to its officers, reasonable expenses of any such proceeding; provided that, such person furnishes CompuCredit with (i) a written affirmation of such person’s good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

Notwithstanding any provision of our Amended and Restated Articles of Incorporation, as amended, and our Second Amended and Restated Bylaws, as amended, to the contrary, the GBCC provides that CompuCredit shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to CompuCredit or is subjected to injunctive relief in favor of CompuCredit: (i) for any appropriation, in violation of his duties, of any business opportunity of CompuCredit; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

We also maintain a directors’ and officers’ liability insurance policy that insures our directors and officers against such liabilities as are customarily covered by such policies.

Item 16. Exhibits

Exhibit Number	Description of Exhibit	Incorporated by Reference from CompuCredit’s SEC Filings Unless Otherwise Indicated

3.1	Amended and Restated Articles of Incorporation	August 27, 1998, Form S-1, exhibit 3.1

3.2	Articles of Amendment	August 14, 2000 Form 10-Q, exhibit 3.1(a)

3.3	Second Amended and Restated Bylaws	November 14, 2000, Form 10-Q, exhibit 3.2

4.1	Form of specimen certificate of common stock	August 27, 1998, Form S-1, Exhibit 4.1

4.2	Indenture dated as of November 23, 2005 between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association	November 28, 2005, Form 8-K, exhibit 4.1

4.3	Resale Registration Rights Agreement dated November 23, 2005 between CompuCredit Corporation and the representative of the initial purchasers of the Notes.	November 28, 2005, Form 8-K, exhibit 4.2

5.1	Opinion of Troutman Sanders LLP as to the legality of the shares being registered	Filed Herewith

12.1	Computation of ratio of earnings to fixed charges	March 2, 2006, Form 10-K, exhibit 12.1

23.1	Consent of BDO Seidman, LLP	Filed Herewith

23.2	Consent of Troutman Sanders LLP	Included in Exhibit 5.1

24	Powers of Attorney	Contained on Signature Page

25.1	Form T-1 Statement of Eligibility and Qualification of Trustee	Filed Herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the common stock or debt registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 10, 2006.

COMPUCREDIT CORPORATION

By:	/s/ J.Paul Whitehead, III
J.Paul Whitehead, III
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rohit H. Kirpalani and J.Paul Whitehead, III, each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ David G. Hanna David G. Hanna	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Richard R. House, Jr. Richard R. House, Jr.	President and Director

/s/ Richard W. Gilbert Richard W. Gilbert	Chief Operating Officer and Director

/s/ J.Paul Whitehead, III J.Paul Whitehead, III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Gregory J. Corona Gregory J. Corona	Director

/s/ Frank J. Hanna, III Frank J. Hanna, III	Director

/s/ Deal W. Hudson Deal W. Hudson	Director

/s/ Mack F. Mattingly Mack F. Mattingly	Director

/s/ Nicholas B. Paumgarten Nicholas B. Paumgarten	Director

/s/ Thomas G. Rosencrants Thomas G. Rosencrants	Director

Exhibit Index

Exhibit Number	Description of Exhibit	Incorporated by Reference from CompuCredit’s SEC Filings Unless Otherwise Indicated

3.1	Amended and Restated Articles of Incorporation	August 27, 1998, Form S-1, exhibit 3.1

3.2	Articles of Amendment	August 14, 2000, Form 10-Q, Exhibit 3.1(a)

3.3	Second Amended and Restated Bylaws	November 14, 2000, Form 10-Q, exhibit 3.2

4.1	Form of specimen certificate of common stock	August 27, 1998, Form S-1, Exhibit 4.1

4.2	Indenture dated as of November 23, 2005 between CompuCredit Corporation and U.S. Bank National Association, as successor to Wachovia Bank, National Association	November 28, 2005, Form 8-K, exhibit 4.1

4.3	Resale Registration Rights Agreement dated November 23, 2005 between CompuCredit Corporation and the representative of the initial purchasers of the Notes.	November 28, 2005, Form 8-K, exhibit 4.2

5.1	Opinion of Troutman Sanders LLP as to the legality of the shares being registered	Filed Herewith

12.1	Computation of ratio of earnings to fixed charges	March 2, 2006, Form 10-K, exhibit 12.1

23.1	Consent of BDO Seidman, LLP	Filed Herewith

23.2	Consent of Troutman Sanders LLP	Included in Exhibit 5.1

24	Powers of Attorney	Contained on Signature Page

25.1	Form T-1 Statement of Eligibility and Qualification of Trustee	Filed Herewith